Exhibit 10.34

FAMOUS DAVE’S OF AMERICA, INC.

STOCK OPTION AGREEMENT

(Non-Employee Director)

This Stock Option Agreement (the “Agreement”) is made and entered into as of January 10, 2014, between Famous Dave’s of America, Inc., a Minnesota corporation (the “Company”), and Edward H. Rensi (“Director”).

Background

A. Director is commencing service or is currently serving as a member of the Board of Directors of the Company (the “Board”) and is not an employee of the Company or any of its subsidiaries (a “Non-Employee Director”) and the Company desires to award Director for his or her services to the Company;

B. The Company has adopted the Famous Dave’s of America, Inc. Amended and Restated 2005 Stock Incentive Plan (the “Plan”) under which shares of common stock of the Company have been reserved for issuance; and

C. Director and the Company desire to enter into this Agreement for the granting of stock options.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1. Incorporation by Reference. The terms and conditions of the Plan, a copy of which has been delivered to Director, are hereby incorporated herein and made a part hereof by reference as if set forth in full. In the event of any conflict or inconsistency between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall govern and control.

2. Grant of Option; Purchase Price. Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants from the Plan to Director the right and option, hereinafter called the “Option”, to purchase all or any part of an aggregate of Twenty Thousand (20,000) shares of common stock, $0.01 par value per share, of the Company (the “Shares”) at a purchase price per Share equal to $19.81, which price is intended to be at least 100% of the fair market value of the Company’s common stock on the grant date (determined in accordance with the Company’s procedures for calculating such fair market value).

3. Exercise and Vesting of Option. The Option shall be exercisable only to the extent that all, or any portion thereof, has vested in the Director. Except as provided in paragraph 4, the Option shall vest in Director in five (5) annual installments beginning on the first anniversary of the date of this Agreement and continuing on each subsequent anniversary date, so long as Director remains a member of the Board and/or employed by or engaged as a consultant to the Company (each such date is hereinafter referred to singularly as a “Vesting Date” and collectively as “Vesting Dates”), until the Option is fully vested, as set below:

No. of Shares To Be Vested	Vesting Date
4,000	January 10, 2015
4,000	January 10, 2016
4,000	January 10, 2017
4,000	January 10, 2018
4,000	January 10, 2019

4. Termination of Relationship with the Company. In the event that the Director shall cease to be either a member of the Board (for any reason or no reason, and regardless of whether ceasing to be a member of the Board is voluntary or involuntary on the part of Director) or employed by or engaged as a consultant to the Company prior to any Vesting Date, that part of the Option scheduled to vest on such Vesting Date, and all parts of the Option scheduled to vest in the future, shall not vest and all of Director’s rights to and under such non-vested parts of the Option shall terminate.

5. Term of Option. To the extent vested, and except as otherwise provided in this Agreement, the Option shall be exercisable for ten (10) years from the date of this Agreement; provided, however, that in the event Director ceases to be either a member of the Board (for any reason or no reason, and regardless of whether ceasing to be a member of the Board is voluntary or involuntary on the part of Director) or employed by or engaged as a consultant to the Company, Director or his/her legal representative shall have one (1) year from the date of such termination, or, if earlier, upon the expiration date of the Option as set forth above, to exercise any part of the Option vested pursuant to Section 3 of this Agreement. Upon the expiration of such one (1) year period, or, if earlier, upon the expiration date of the Option as set forth above, the Option shall terminate and become null and void.

6. Rights of Option Holder. Director, as holder of the Option, shall not have any of the rights of a shareholder with respect to the Shares covered by the Option except to the extent that one or more certificates for such Shares shall be delivered to him or her upon the due exercise of all or any part of the Option (or, if applicable, Shares have been recorded as book entries in the corporate records of the Company). Nothing contained in this Agreement shall be deemed to grant Director any right to continue as a member of the Board for any period of time, nor shall this Agreement be construed as giving Director, Director’s beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

7. Transferability. The Option shall not be transferable except to the extent permitted by the Plan.

8. Securities Law Matters. Director acknowledges that the Shares to be received by him or her upon exercise of the Option may have not been registered under the Securities Act of 1933 or the Blue Sky laws of any state (collectively, the “Securities Acts”). If such Shares have not been so registered, Director acknowledges and understands that the Company is under no obligation to register, under the Securities Acts, the Shares received by him or her or to assist him or her in complying with any exemption from such registration if he or she should at a later date wish to dispose of the Shares. Director acknowledges that if not then registered under the Securities Acts, the Shares shall bear a legend restricting the transferability thereof, such legend to be substantially in the following form:

“The shares represented by this certificate have not been registered or qualified under federal or state securities laws. The shares may not be offered for sale, sold, pledged or otherwise disposed of unless so registered or qualified, unless an exemption exists or unless such disposition is not subject to the federal or state securities laws, and the Company may require that the availability or any exemption or the inapplicability of such securities laws be established by an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Company.”

9. Director Representations. Director hereby represents and warrants that Director has reviewed with his or her own tax advisors the federal, state, and local tax consequences of the transactions contemplated by this Agreement. Director is relying solely on such advisors and not on any statements or representation of the Company or any of its agents. Director understands that he or she will be solely responsible for any tax liability that may result to him or her as a result of the transactions contemplated by this Agreement. The Option, if exercised, will be exercised for investment and not with a view to the sale or distribution of the Shares to be received upon exercise thereof.

10. Notices. All notices and other communications provided in this Agreement will be in writing and will be deemed to have been duly given when received by the party to whom it is directed at the following addresses:

If to the Company: Famous Dave’s of America, Inc. 12701 Whitewater Drive, Suite 200 Minnetonka, MN 55343 Attn: Chief Executive Officer	If to Director: Edward H. Rensi 6805 Hobson Valley Road Suite 106 Woodridge, IL 60517

11. General.

(a) The Option is granted pursuant to the Plan and is governed by the terms thereof. The Company shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Option Agreement.

(b) This Agreement may be amended only by a written agreement executed by the Company and Director.

(c) This Agreement and the Plan embody the entire agreement made between the parties hereto with respect to matters covered herein and shall not be modified except in accordance with paragraph 11(b) of this Agreement.

(d) Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation other than the parties hereto, any rights or benefits under or by reason of this Agreement.

(e) Each party hereto agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Agreement.

(f) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

(g) This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DIRECTOR:

/s/ Edward H. Rensi
Name: Edward H. Rensi

FAMOUS DAVE’S OF AMERICA, INC.

By:	/s/ Dean A. Riesen
Name:	Dean A. Riesen
Title:	Chairman